CORRECTION TO ACCESSION NUMBER 0001018409-97-000007

Name:		E. Eugene Bishop

Address:	1955 Lake Park Dr., Suite 400
		Smyrna, GA  30080-8855

Company:	Morrison Health Care, Inc. (MHI)

Position:	Director

Statement for
Month/Year:	May 31, 1997

NON-DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED

1.	Title of Security:		Common Stock

	Transaction Date:		9-1-96

	Transaction Code:		A*

	Security Acquired (A)
	or Disposed (D) of:		Acquired

	Amount:			142

	Price:				$12.1250

	Ownership Form:		Direct

2.	Title of Security:		Common Stock

	Transaction Date:		12-1-96

	Transaction Code:		A*

	Security Acquired (A)
	or Disposed (D) of:		Acquired

	Amount:			190

	Price:				$14.5000

	Ownership Form:		Direct

3.	Title of Security:		Common Stock

	Transaction Date:		12-27-96

	Transaction Code:		G

	Security Acquired (A)
	or Disposed (D) of:		Disposed

	Amount:			7,932

	Price:				N/A

	Ownership Form:		Direct

4.	Title of Security:		Common Stock

	Transaction Date:		3-2-97

	Transaction Code:		A*

	Security Acquired (A)
	or Disposed (D) of:		Acquired

	Amount:			204

	Price:				$13.5000

	Ownership Form:		Direct

	AMOUNT OF SECURITIES BENEFICIALLY
	OWNED AT END OF YEAR:				150,139 - Direct

	AMOUNT OF SECURITIES BENEFICIALLY
	OWNED AT END OF YEAR:				2,053 - Indirect

	Nature of Indirect Beneficial Ownership:			Owned by Wife

DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED


1. 	Title of Security:	Employee Stock Option (Right to Buy)

	Conversion or
	Exercise Price of
	Derivative Security:	$12.125

	Transaction Date:	9/1/96

	Transaction Code:	A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	(A) 426

	Date Exercisable:	3-1-97

	Expiration Date:	9-1-2001

	Title:			Par Common

	Amount of Shares:	426

	Price of Derivative
	Security:		$12.125

2. 	Title of Security:	Employee Stock Option (Right to Buy)

	Conversion or
	Exercise Price of
	Derivative Security:	$14.50

	Transaction Date:	12/1/96

	Transaction Code:	A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	(A) 570

	Date Exercisable:	6-1-97

	Expiration Date:	12-1-2001

	Title:			Par Common

	Amount of Shares:	570

	Price of Derivative
	Security:		$14.50

3. 	Title of Security:	Employee Stock Option (Right to Buy)

	Conversion or
	Exercise Price of
	Derivative Security:	$13.50

	Transaction Date:	3-2-97

	Transaction Code:	A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	(A) 612

	Date Exercisable:	9-2-97

	Expiration Date:	3-2-2002

	Title:			Par Common

	Amount of Shares:	612

	Price of Derivative
	Security:		$13.50

	NUMBER OF DERIVATIVE SECURITIES
	BENEFICIALLY OWNED AT END OF YEAR:			1,608

	Ownership Form of Derivative Security
	Direct (D) or Indirect (I):					D

*Issued pursuant to the amended and restated Morrison Health Care, Inc. Stock Incentive and Deferred Compensation Plan for Directors approved by the Shareholders in March, 1996. Reporting Person participating in such plan elects to purchase stock with directors' fees, receives an additional 15% in stock and then receives an option for three times the number of shares so received.